Exhibit 99.1

Quest Resource Reports Fourth Quarter and Full Year 2016 Financial Results

Strategic initiatives demonstrate positive momentum in revenue and profits

Increase in Adjusted EBITDA for fourth consecutive quarter

Expects positive Adjusted EBITDA by the end of 2017

THE COLONY, TX -- 3/31/17 -- Quest Resource Holding Corporation (NASDAQ: QRHC) ("Quest"), a leader in sustainability, recycling, and environmental resource services, today announced financial results for the fourth quarter and fiscal year ended December 31, 2016.

Key recent and full year 2016 highlights:

•

Expanded addressable market with new service offering in the construction/demolition industry – Subsequent to the end of the fiscal year, Quest launched a new suite of construction site services designed to allow construction companies to address the environmental goals of their customers, while minimizing risk and cost associated with managing multiple waste streams produced on the job site.

•

Announced marquee customer win in the industrial vertical market – During the fourth quarter of 2016, Quest began servicing a new Fortune 100 customer that is one of the largest manufacturers in the United States within the estimated $1.2 billion industrial vertical market.  Based on the complex waste streams of industrial customers, Quest believes it is well suited to provide differentiated services to the industrial market.  While industrial customers represented less than 5% of 2016 total revenue, Quest has identified the industrial market as a key market vertical, and is planning to expand its business in this segment.

•

Improved liquidity with new revolving credit facility with up to $20 million in borrowing capacity – Subsequent to the end of the fiscal year, Quest announced a new revolving credit facility with Citizens Bank.  The new credit facility adds financial flexibility and provides incremental borrowing capacity to support Quest’s goals for revenue growth.  In addition, the new credit facility includes an incremental loan facility for up to $2 million in equipment loans.

•

Refocused go-to-market strategy to optimize Quest’s market opportunities and reinforce the foundation for growth – In addition to targeting incremental market verticals in the industrial and construction industries, Quest is implementing structural changes in its go-to-market strategy, including strengthening its sales force and better aligning its sales compensation and pricing policies.

•

Added experienced management talent – Ray Hatch was appointed President and Chief Executive Officer during the first quarter of 2016.  Hatch is an experienced senior executive and corporate leader with 25 years within the food service distribution, waste, and recycling industries.  David Sweitzer was appointed Executive Vice President and Chief Operating Officer during the fourth quarter of 2016.  Sweitzer is a 20-year veteran of the waste, recycling, property management, and business services industries, and brings extensive operations and sales experience in multiple sectors to Quest. Additionally, Quest plans to add experienced staff in 2017 to help implement its procurement initiatives.

•

Launched a new cloud-based business intelligence and analytics platform.  During 2016, Quest launched a new cloud-based business intelligence and analytics platform to significantly enhance its value proposition to both customers and subcontractors.  In addition, the new platform increases the efficiency and lowers the costs of onboarding and managing customers and subcontractor relationships.

“We demonstrated incremental improvement in revenue and reduced losses in the fourth quarter and expect to build on that momentum in 2017.  Our refocused and disciplined go-to-market strategy is highlighting our value-add and generating wins from both new and existing customers, better leveraging our national scale and broad scope of services.  In turn, our focused approach to customer acquisition should allow us to develop long-term recurring business,” said S. Ray Hatch, President and Chief Executive

Officer. “Clearly, 2016 was a year of significant change.  We believe the strategic initiatives we put in place are reinforcing the foundation for profitable growth and improved returns.  Our strategy of expanding existing markets, as well as entering into new industry verticals, is intended to accelerate our long-term growth rate and diversify our revenue streams.  In addition, our efforts to improve our business processes and our investments in technology are making it easier to onboard customers and subcontractors, as well as improving our efficiencies to enable us to better serve our customers and more rapidly and profitably scale our business.”

Fourth Quarter and Full Year 2016 Financial Highlights:

•	2016 revenue increased 8% to $184 million compared with $170 million in 2015
•	Q4 2016 revenue increased 2% to $45.0 million, compared with $44.2 million in Q4 2015
•	Q4 2016 gross margin was 8.2%, a 50-basis point increase compared with Q4 2015
•	Q4 2016 Adjusted EBITDA improved to ($234,000) compared with ($699,000) in Q4 2015
•	Q4 2016 net loss improved to ($1.3 million) compared with ($2.8 million) in Q4 2015

“We grew our revenue year-over-year by 8% in 2016 and 2% in the fourth quarter, reflecting growth from both new and existing customers,” said Laurie Latham, Chief Financial Officer. “In the fourth quarter of 2016, gross margin improved 50 basis points and Adjusted EBITDA improved significantly compared with the prior year period.”

"We expect improved performance in 2017, reflecting our refocused go-to-market strategy and our efforts to enhance the value add of our services portfolio. Those initiatives, including our focused approach to customer acquisition, are expected to result in 1% to 2% improvement in gross margin and positive Adjusted EBITDA by the end of 2017," said Mr. Hatch.  “Long term, we expect our strategy will return the company to double-digit top-line growth.  In addition, we plan to show continued growth during the next several years and have established a three-to-five-year gross margin target in the low to mid-teens and an Adjusted EBITDA margin target of 4% to 6%.”

2016 Earnings Conference Call and Webcast:

Quest will conduct a conference call on Friday, March 31, 2017, at 10:00 p.m. Central Time, to review the financial results for the fiscal year ended and fiscal quarter ended December 31, 2016. Investors interested in participating on the live call can dial (877) 545-1402 within the U.S. or (719) 325-4785 from abroad.  The conference call is also being webcast and is available via the Company’s investor relations section of the Company’s website at www.qrhc.com. A replay of the webcast will be archived on the Company’s investor relations website for 60 days.  The conference call may include forward looking statements.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

In this press release, a non-GAAP financial measure, "Adjusted EBITDA," is presented. From time-to-time, Quest considers and uses this supplemental measure of operating performance in order to provide an improved understanding of underlying performance trends. Quest believes it is useful to review, as applicable, both (1) GAAP measures that include (i) depreciation and amortization, (ii) interest and other expense, (iii) stock-based compensation expense, (iv) income tax expense, and (v) certain other adjustments, and (2) non-GAAP measures that exclude such information. Quest presents this non-GAAP measure because it considers it an important supplemental measure of Quest's performance. Quest's definition of this adjusted financial measure may differ from similarly named measures used by others. Quest believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for the company's GAAP measures. (See attached table "Reconciliation of Net Loss to Adjusted EBITDA.")

About Quest Resource Holding Corporation

Quest provides businesses with a nationwide, single source solution for the reuse, recycling, and disposal of a wide variety of waste streams and recyclables generated by their businesses. Quest's comprehensive reuse, recycling, and disposal services include customer-specific programs for the management, collection, processing, and accounting for waste streams and recyclables. Quest operates environmentally focused online platforms that contain information and data that tracks and reports the environmental results of our services and provides actionable data to improve business operations.

For more information, visit www.QRHC.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a "safe harbor" for such statements in certain circumstances. The forward-looking statements include, but are not limited to, our belief that we are well suited to provide differentiated services to the industrial market; our plans to expand our business in the industrial segment; our belief that our new credit facility adds financial flexibility and provides incremental borrowing capacity to support our goals for revenue growth; our strategy to target incremental market verticals in the industrial and construction industries, strengthen our sales force, and better align our sales compensation and pricing policies; our belief that our new Executive Vice President and Chief Operating Officer has extensive operations and sales experience in multiple sectors; our plans to add experienced staff to help implement procurement initiatives; our belief that our new cloud-based business intelligence and analytics platform significantly enhances the value proposition to both clients and subcontractors; our belief that the new platform increases efficiency and lowers costs of onboarding and managing client and subcontractor relationships; our expectations to build on the momentum from 2016 in 2017; our belief that our re-focused and disciplined strategy is highlighting value-add and generating wins from both new and existing customers, better leveraging our national scale and broad scope of services; our belief that our focused approach to customer acquisition should allow us to develop long-term recurring business; our belief that the strategic initiatives we put in place are reinforcing the foundation for profitable growth and improved returns; our strategy of expanding existing markets, as well as entering into new industry verticals; our intention to accelerate our long-term growth rate and diversify our revenue streams; our goals of making it easier to onboard customers and subcontractors, as well as improving our efficiencies to enable us to better serve our customers and more rapidly and profitably scale our business; our expectations regarding improved performance in 2017;  our expectations for gross margin and positive Adjusted EBITDA by the end of 2017; our expectation that, long term, our strategy will return our company to double-digit top-line growth; our plan to show continued growth during the next several years; our gross margin target; and our Adjusted EBITDA margin target. These statements are based on our current expectations, estimates, projections, beliefs, and assumptions. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, competition in the environmental services industry, the impact of the current economic environment, and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC), including our Report on Form 10-K for the year ended December 31, 2016. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

John Liviakis

Liviakis Financial

415-389-4670

john@liviakis.com

Financial Tables Follow

Quest Resource Holding Corporation and Subsidiaries

OPERATING HIGHLIGHTS

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(unaudited)
Revenue	$45,039	$44,232	$183,811	$170,139
Cost of revenue	41,366	40,812	169,402	156,498
Gross profit	3,673	3,420	14,409	13,641
Selling, general, and administrative	3,954	4,506	18,170	16,301
Depreciation and amortization	1,004	1,628	4,044	4,568
Total operating expenses	4,958	6,134	22,214	20,869
Operating loss	(1,285)	(2,714)	(7,805)	(7,228)
Interest expense	(65)	(55)	(241)	(218)
Income tax expense	—	—	—	—
Net loss	$(1,350)	$(2,769)	$(8,046)	$(7,446)
Net loss applicable to common stockholders	$(1,350)	$(2,769)	$(8,046)	$(7,446)
Net loss per common share:
Basic and diluted	$(0.09)	$(0.20)	$(0.55)	$(0.53)

Weighted average number of common shares outstanding:
Basic and diluted	15,268	13,969	14,738	13,962

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(Unaudited)

(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net loss	$(1,350)	$(2,769)	$(8,046)	$(7,446)
Depreciation and amortization	1,043	1,631	4,169	4,572
Interest expense	65	55	241	218
Stock-based compensation expense	(34)	384	1,849	1,316
Other adjustments	42	—	305	—
Income tax expense	—	—	—	—
Adjusted EBITDA	$(234)	$(699)	$(1,482)	$(1,340)

BALANCE SHEETS

(In thousands, except per share amounts)

	December 31,	December 31,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$1,328	$2,989
Accounts receivable, less allowance for doubtful accounts of $334 and $587 as of December 31, 2016 and 2015, respectively	34,828	33,299
Prepaid expenses and other current assets	2,671	947
Total current assets	38,827	37,235

Goodwill	58,337	58,337
Intangible assets, net	8,490	11,828
Property and equipment, net, and other assets	2,415	1,609
Total assets	$108,069	$109,009

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$35,306	$34,847
Deferred revenue and other current liabilities	406	329
Total current liabilities	35,712	35,176

Line of credit	4,750	4,000
Other long-term liabilities	335	341
Total liabilities	40,797	39,517

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued or outstanding as of December 31, 2016 and 2015	—	—
Common stock, $0.001 par value, 200,000 shares authorized, 15,273 and 13,974 shares issued and outstanding as of December 31, 2016 and 2015, respectively, given retroactive effect to the 1-for-8 reverse stock split effective August 10, 2016	15	14
Additional paid-in capital	158,172	152,347
Accumulated deficit	(90,915)	(82,869)
Total stockholders’ equity	67,272	69,492
Total liabilities and stockholders’ equity	$108,069	$109,009

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